Exhibit 99.1

Contacts:

Cris Larson	Danielle Bertrand
PDL BioPharma, Inc.	WCG
775-832-8505	415-946-1056
Cris.Larson@pdl.com	dbertrand@wcgworld.com

PDL BioPharma Provides Federal Income Tax Information Regarding

2009 Dividend Payments

INCLINE VILLAGE, NV, January 21, 2010 – PDL BioPharma, Inc. (NASDAQ:PDLI) today announced the allocation between dividend income and return of capital for federal income tax purposes for dividends paid in 2009. In 2009, PDL made two cash distributions of $0.50 per share of common stock on April 1, 2009 and October 1, 2009. PDL also made a third cash distribution of $1.67 per share of common stock on December 15, 2009. For each stockholder of PDL, Form 1099-DIV provides the actual allocation of 2009 distributions paid on PDL’s common stock. The federal income tax characteristics of the cash distributions paid per share of PDL common stock are presented below.

Date of Payment	Distribution Amount	Dividend Income	Return of Capital
April 1, 2009	$0.50	$0.42	$0.08
October 1, 2009	0.50	0.42	0.08
December 15, 2009	1.67	1.41	0.26

Total	$2.67	$2.25	$0.42

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. For more information, please visit www.pdl.com.

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